Exhibit 99.1

Alcoa Corporation Reports First Quarter 2018 Results

PITTSBURGH--(BUSINESS WIRE)--April 18, 2018--Alcoa Corporation (NYSE: AA):

  Net income of $150 million, or $0.80 per share
  Excluding special items, adjusted net income of $145 million, or $0.77 per share
  $653 million of adjusted earnings before interest, tax, depreciation, and amortization (EBITDA) excluding special items
  Revenue of $3.1 billion
  $1.2 billion cash balance and $1.5 billion of debt, for net debt of $0.3 billion, as of March 31, 2018
  Company increased its 2018 projection for adjusted EBITDA excluding special items to $3.5 billion to $3.7 billion, up from $2.6 billion to $2.8 billion1
  Company projects full-year 2018 global deficit for both alumina and aluminum

M, except per share amounts	1Q17	4Q17	1Q18
Revenue	$2,655	$3,174	$3,090
Net income (loss) attributable to Alcoa Corporation	$225	$(196)	$150
Earnings per share attributable to Alcoa Corporation	$1.21	$(1.06)	$0.80
Adjusted net income	$117	$195	$145
Adjusted earnings per share	$0.63	$1.04	$0.77
Adjusted EBITDA excluding special items[2]	$554	$796	$653

[1]	Based on actual YTD 2018 results; outlook for unpriced sales at $2,300 LME, $500 API, $0.21 Midwest premium and updated regional premiums, and currencies.

[2]

On January 1, 2018, Alcoa Corporation adopted changes issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. These changes require the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, these changes are required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s consolidated income statement have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See the financial schedules to this release for additional information.

Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products today reported first quarter 2018 results that show resilient profitability amid lower alumina prices earlier in the year.

In addition, Alcoa ended the quarter on March 31, 2018 with a cash balance of $1.2 billion, down $162 million sequentially, but up $392 million year-over-year.

“Our first quarter results point to a good start for the year, enabling us to make further progress against our strategic priorities to reduce complexity, drive returns, and strengthen the balance sheet,” said Alcoa President and Chief Executive Officer Roy Harvey.

Alcoa also updated its full-year outlook for adjusted EBITDA excluding special items to range between $3.5 billion to $3.7 billion1, up from the prior quarter’s range of $2.6 billion to $2.8 billion, due to recent favorable market conditions.

“While the markets may continue to change, our portfolio of assets across the aluminum value chain is steadfastly positioned to perform through commodity cycles,” Harvey said. “Most importantly, we are uniquely suited for today’s market environment, and we are committed to driving improved pricing to the bottom line to strengthen Alcoa at an even faster rate.”

In first quarter 2018, Alcoa reported net income of $150 million, or $0.80 per share. In fourth quarter 2017, Alcoa reported a net loss of $196 million, or $1.06 per share, which included $391 million in special items tied primarily to previously announced actions taken in line with the Company’s strategic priorities.

The Company reported a positive impact of $5 million from special items in first quarter 2018. This impact was primarily due to a net gain from changes to employee retirement benefits in the United States and Canada, announced in January 2018, and a net benefit related to certain mark-to-market energy derivatives. Those gains were mostly offset by costs for the partial restart of the smelter at Warrick Operations in Indiana and a net unfavorable impact for several tax items.

Excluding the impact of special items, first quarter 2018 adjusted net income was $145 million, or $0.77 per share, down 26 percent sequentially from $195 million, or $1.04 per share.

In first quarter 2018, Alcoa reported $653 million of adjusted EBITDA excluding special items, down 18 percent from $796 million2 in fourth quarter 2017. Lower alumina prices were the primary factor driving the sequential change in adjusted EBITDA. Other factors, including seasonal volume declines and higher raw material costs, were offset by improved aluminum prices and lower energy costs.

Alcoa reported first quarter 2018 revenue of $3.1 billion, down 3 percent sequentially, largely due to decreased aluminum shipments and a decline in alumina prices, partially offset by both increased shipments and favorable mix in alumina and higher aluminum prices.

Cash from operations in first quarter 2018 was $55 million and free cash flow was a negative $19 million primarily due to seasonal increases in working capital. Cash used for financing activities and investing activities was $147 million and $74 million, respectively, in the first quarter of 2018.

Alcoa ended first quarter 2018 with cash on hand of $1.2 billion and $1.5 billion of debt, for net debt of $0.3 billion. The Company reported 18 days working capital, a 1-day improvement from first quarter 2017.

Earlier this month, Alcoa announced it had signed group annuity contracts with three insurance companies to cover approximately 2,100 retirees or beneficiaries of Canadian defined benefit pension plans. The transfer of approximately $555 million in obligations and related assets lowers the Company’s risk to volatility from pension plan obligations. In connection with the transaction, the Company will record a non-cash charge of approximately $175 million ($128 million after-tax) in the second quarter of 2018. The Company also contributed approximately $95 million in April 2018 to facilitate the annuity transaction and maintain the funding level of the remaining plan obligations.

Market Update

Alcoa is projecting a global deficit for both aluminum and alumina in 2018.

Due to delays in projects to expand smelters in China, the Company expects the global aluminum deficit to grow to between 600 thousand metric tons and 1 million metric tons, up from last quarter’s deficit estimate of between 300 thousand metric tons and 700 thousand metric tons. Global aluminum demand growth is projected between 4.25 to 5.25 percent.

In alumina, Alcoa projects a global deficit between 300 thousand metric tons and 1.1 million metric tons for full year 2018, primarily due to supply disruptions in the Atlantic region. This projection compares to last quarter’s expectations of a balanced market.

The global market for bauxite is expected to remain in balance.

Considerable uncertainty remains in the global supply chain due to multiple trade actions, sanctions, and supply disruptions.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, April 18, to present first quarter 2018 financial results, discuss the business, and review market fundamentals.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 18. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding Company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products and is built on a foundation of strong values and operating excellence dating back nearly 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; and statements about strategies, outlook, and business and financial prospects. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange rates on costs and results; (e) increases in energy costs; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (k) the impact of cyberattacks and potential information technology or data security breaches; and (l) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2017 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

This release includes a range of forecasted 2018 Adjusted EBITDA for the Company. Alcoa Corporation has not provided a reconciliation of this forward-looking non-GAAP financial measure to the most directly comparable GAAP financial measure for the following reasons. The Company’s financial results are heavily dependent on market-driven factors, such as LME-based prices for aluminum, index- and spot-based prices for alumina, and foreign currency exchange rates. As such, the Company may experience significant volatility on a daily basis related to its forecasted Adjusted EBITDA. Management applies estimated sensitivities, such as relating to aluminum and alumina prices and foreign currency exchange rates, to the components that comprise Adjusted EBITDA. However, a similar analysis cannot be performed relating to the components necessary to reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure without unreasonable effort due to the additional variability and complexity associated with forecasting such items. Consequently, management believes such reconciliation would imply a degree of precision that would be confusing and/or potentially misleading to investors.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2017	2017	2018
Sales	$2,655	$3,174	$3,090

Cost of goods sold (exclusive of expenses below)(1)	2,023	2,339	2,381
Selling, general administrative, and other expenses(1)	71	69	67
Research and development expenses	7	9	8
Provision for depreciation, depletion, and amortization	179	187	194
Restructuring and other charges	10	297	(19)
Interest expense	26	27	26
Other (income) expenses, net(1)	(79)	30	21
Total costs and expenses	2,237	2,958	2,678

Income before income taxes	418	216	412
Provision for income taxes	110	272	138

Net income (loss)	308	(56)	274

Less: Net income attributable to noncontrolling interest	83	140	124

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION	$225	$(196)	$150

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.23	$(1.06)	$0.81
Average number of shares	183,816,083	185,078,245	185,939,770

Diluted:
Net income (loss)	$1.21	$(1.06)	$0.80
Average number of shares	186,303,547	185,078,245	188,494,931

Common stock outstanding at the end of the period	184,225,341	185,200,713	186,210,129
(1)	On January 1, 2018, Alcoa Corporation adopted changes issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. These changes require that an entity report the service cost component of net periodic benefit cost in the same line item(s) on its income statement as other compensation costs arising from services rendered by the pertinent employees during a reporting period. The other components of net periodic benefit cost (see Note N to the Consolidated Financial Statements included in Part II Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) are required to be presented separately from the service cost component. In other words, these other components may be aggregated and presented as a separate line item or they may be included in existing line items on the income statement other than such line items that include the service cost component. Previously, Alcoa Corporation included all components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits related to severance programs, in Cost of goods sold (business employees) and Selling, general administrative, and other expenses (corporate employees) consistent with the location of other compensation costs related to the respective employees. The non-service cost components noted as exceptions are included in Restructuring and other charges, as applicable. Upon adoption of these changes, management began classifying the non-service cost components of net periodic benefit cost, except for certain settlements, curtailments, and special termination benefits related to severance programs that will continue to be reported in Restructuring and other charges, in Other (income) expenses, net on the Company’s Statement of Consolidated Operations. For the quarter ended March 31, 2018, the non-service cost components included in Other expenses, net was $38. Additionally, the Statement of Consolidated Operations for the quarters ended March 31, 2017 and December 31, 2017 were recast to reflect the reclassification of the non-service cost components of net periodic benefit cost to Other (income) expenses, net from both Cost of goods sold and Selling, general administrative, and other expenses. As a result, for the quarters ended March 31, 2017 and December 31, 2017, Cost of goods sold decreased by $20, Selling, general administrative, and other expenses decreased by $1, and Other (income) expenses, net changed by $21.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	March 31,
	2017	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,358	$1,196
Receivables from customers	811	814
Other receivables	232	187
Inventories	1,453	1,630
Fair value of derivative contracts	113	52
Prepaid expenses and other current assets(1)	271	270
Total current assets	4,238	4,149

Properties, plants, and equipment	23,046	22,837
Less: accumulated depreciation, depletion, and amortization	13,908	13,803
Properties, plants, and equipment, net	9,138	9,034
Investments	1,410	1,413
Deferred income taxes	814	700
Fair value of derivative contracts	128	99
Other noncurrent assets	1,719	1,701
Total assets	$17,447	$17,096

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,898	$1,813
Accrued compensation and retirement costs	459	416
Taxes, including income taxes	282	325
Fair value of derivative contracts	185	113
Other current liabilities	412	294
Long-term debt due within one year	16	15
Total current liabilities	3,252	2,976
Long-term debt, less amount due within one year	1,388	1,445
Accrued pension benefits	2,341	2,218
Accrued other postretirement benefits	1,100	1,075
Asset retirement obligations	617	631
Environmental remediation	258	234
Fair value of derivative contracts	1,105	466
Noncurrent income taxes	309	285
Other noncurrent liabilities and deferred credits	279	249
Total liabilities	10,649	9,579

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,590	9,633
Retained earnings	113	263
Accumulated other comprehensive loss	(5,182)	(4,530)
Total Alcoa Corporation shareholders' equity	4,523	5,368
Noncontrolling interest	2,275	2,149
Total equity	6,798	7,517
Total liabilities and equity	$17,447	$17,096
(1)	This line item includes $7 of restricted cash as of both December 31, 2017 and March 31, 2018.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Three months ended
	March 31,
	2017	2018
CASH FROM OPERATIONS
Net income	$308	$274
Adjustments to reconcile net income to cash from operations:
Depreciation, depletion, and amortization	179	194
Deferred income taxes	23	(11)
Equity earnings, net of dividends	(1)	(6)
Restructuring and other charges	10	(19)
Net gain from investing activities – asset sales	(120)	(5)
Net periodic pension benefit cost	28	40
Stock-based compensation	7	10
Other	9	(14)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease in receivables	7	43
(Increase) in inventories	(102)	(169)
Decrease in prepaid expenses and other current assets	13	2
(Decrease) in accounts payable, trade	(45)	(106)
(Decrease) in accrued expenses	(181)	(186)
(Decrease) Increase in taxes, including income taxes	(17)	84
Pension contributions	(21)	(40)
(Increase) in noncurrent assets	(3)	(13)
(Decrease) in noncurrent liabilities	(20)	(23)
CASH PROVIDED FROM OPERATIONS	74	55

FINANCING ACTIVITIES
Cash paid to former parent company related to separation(1)	(238)	–
Net change in short-term borrowings (original maturities of three months or less)	2	–
Additions to debt (original maturities greater than three months)	2	61
Payments on debt (original maturities greater than three months)	(5)	(4)
Proceeds from the exercise of employee stock options	18	15
Contributions from noncontrolling interest	24	53
Distributions to noncontrolling interest	(57)	(267)
Other	(6)	(5)
CASH USED FOR FINANCING ACTIVITIES	(260)	(147)

INVESTING ACTIVITIES
Capital expenditures	(71)	(74)
Proceeds from the sale of assets and businesses	238	–
Additions to investments	(25)	–
CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES(2)	142	(74)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH(2)	7	4
Net change in cash and cash equivalents and restricted cash(2)	(37)	(162)
Cash and cash equivalents and restricted cash at beginning of year(2)	859	1,365
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(2)	$822	$1,203
(1)	On November 1, 2016, Alcoa Corporation separated from its former parent company (now named Arconic Inc.) into a standalone, publicly-traded company. In accordance with the terms of the related Separation and Distribution Agreement, Alcoa Corporation paid to Arconic Inc. the net after-tax proceeds of $238 from the sale of the Yadkin Hydroelectric Project.

(2)	On January 1, 2018, Alcoa Corporation adopted changes issued by the Financial Accounting Standards Board to the presentation of restricted cash in the statement of cash flows. These changes require that restricted cash be aggregated with cash and cash equivalents in both the beginning-of-period and end-of-period line items at the bottom of the statement of cash flows. Previously, the change in restricted cash between the beginning-of-period and end-of period was reflected as either an investing, financing, operating, or non-cash activity based on the underlying nature of the transaction. Accordingly, for the Company’s Statement of Consolidated Cash Flows for the three months ended March 31, 2018, both the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include $7 of restricted cash. Additionally, the Company’s Statement of Consolidated Cash Flows for the three months ended March 31, 2017 was recast to reflect this change in presentation. As a result, the Cash and cash equivalents and restricted cash at beginning of year and Cash and cash equivalents and restricted cash at end of period line items include $6 and $18, respectively, of restricted cash. Of the $12 increase in restricted cash for the three months ended March 31, 2017, $11 was previously presented as a cash outflow in the investing activities section of the Company’s Statement of Consolidated Cash Flows for the three months ended March 31, 2017. The remaining change of $1 is now reflected in the Effect of exchange rate changes on cash and cash equivalents and restricted cash line item.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q17	2Q17	3Q17	4Q17	2017	1Q18
Bauxite:
Production(1) (mdmt)	11.1	11.0	11.6	12.1	45.8	11.2
Third-party shipments (mdmt)	1.4	1.6	2.1	1.5	6.6	1.1
Intersegment shipments (mdmt)	10.2	9.9	10.2	10.8	41.1	10.4
Third-party sales	$70	$80	$104	$79	$333	$47
Intersegment sales	$219	$208	$221	$227	$875	$249
Adjusted EBITDA(2)	$110	$97	$112	$105	$424	$110
Depreciation, depletion, and amortization	$18	$19	$24	$21	$82	$29

Alumina:
Production (kmt)	3,211	3,249	3,305	3,331	13,096	3,173
Third-party shipments (kmt)	2,255	2,388	2,271	2,306	9,220	2,376
Intersegment shipments (kmt)	947	1,152	1,153	1,223	4,475	1,097
Average realized third-party price per metric ton of alumina	$325	$314	$314	$406	$340	$385
Third-party sales	$734	$749	$713	$937	$3,133	$914
Intersegment sales	$361	$384	$398	$580	$1,723	$454
Adjusted EBITDA(2)	$297	$227	$203	$562	$1,289	$392
Depreciation and amortization	$49	$53	$53	$52	$207	$53
Equity income (loss)	$1	$(6)	$(5)	$5	$(5)	$(1)

Aluminum:
Primary aluminum production (kmt)	559	575	596	598	2,328	554
Third-party aluminum shipments(3) (kmt)	801	833	868	854	3,356	794
Average realized third-party price per metric ton of primary aluminum	$2,080	$2,199	$2,237	$2,365	$2,224	$2,483
Third-party sales	$1,806	$1,988	$2,090	$2,143	$8,027	$2,111
Intersegment sales	$4	$3	$9	$5	$21	$4
Adjusted EBITDA(2)	$217	$234	$315	$246	$1,012	$153
Depreciation and amortization	$101	$108	$106	$104	$419	$106
Equity (loss) income	$(7)	$3	$(7)	$(8)	$(19)	$–

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2)	$624	$558	$630	$913	$2,725	$655
Unallocated amounts:
Transformation(4),(5)	(20)	(28)	(11)	10	(49)	(2)
Corporate inventory accounting(4),(6)	(17)	14	(9)	(95)	(107)	31
Corporate expenses(2),(7)	(33)	(34)	(33)	(31)	(131)	(27)
Provision for depreciation, depletion, and amortization	(179)	(190)	(194)	(187)	(750)	(194)
Restructuring and other charges	(10)	(12)	10	(297)	(309)	19
Interest expense	(26)	(25)	(26)	(27)	(104)	(26)
Other income (expenses), net(2)	79	(28)	(48)	(30)	(27)	(21)
Other(2),(4),(8)	–	(18)	(31)	(40)	(89)	(23)
Consolidated income before income taxes	418	237	288	216	1,159	412
Provision for income taxes	(110)	(99)	(119)	(272)	(600)	(138)
Net income attributable to noncontrolling interest	(83)	(63)	(56)	(140)	(342)	(124)
Consolidated net income (loss) attributable to Alcoa Corporation	$225	$75	$113	$(196)	$217	$150

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa Corporation is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)	On January 1, 2018, Alcoa Corporation adopted changes issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. These changes require the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, these changes are required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, previously reported amounts for Adjusted EBITDA on both a consolidated basis and for each of the Company’s three segments have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations for additional information.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Effective in the first quarter of 2017, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation to provide additional transparency to the nature of these reconciling items. Accordingly, Transformation (see footnote 5), which was previously reported within Other, is presented as a separate line item. Additionally, Impact of LIFO (last in, first out) and Metal price lag, which were previously reported as separate line items, are now combined and reported in a new line item labeled Corporate inventory accounting (see footnote 6). Also, the impact of intersegment profit eliminations, which was previously reported within Other, is reported in the new Corporate inventory accounting line item. The applicable information for all prior periods presented was recast to reflect these changes.

(5)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(6)	Corporate inventory accounting is composed of the impacts of LIFO inventory accounting, metal price lag, and intersegment profit eliminations. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by Alcoa Corporation’s rolled aluminum operations. In general, when the price of metal increases, metal price lag is favorable, and when the price of metal decreases, metal price lag is unfavorable.

(7)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(8)	Other includes items described as “Other special items” (see footnote 2 to the reconciliation of Adjusted Income on the Calculation of Financial Measures) that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Diluted EPS(4)
	Quarter ended			Quarter ended
	March 31, 2017	December 31, 2017	March 31, 2018	March 31, 2017	December 31, 2017	March 31, 2018

Net income (loss) attributable to Alcoa Corporation	$225	$(196)	$150	$1.21	$(1.06)	$0.80

Special items:
Restructuring and other charges	10	297	(19)
Discrete tax items(1)	(2)	82	(2)
Other special items(2)	(124)	31	18
Tax impact(3)	5	(7)	(2)
Noncontrolling interest impact(3)	3	(12)	–
Subtotal	(108)	391	(5)

Net income attributable to Alcoa Corporation – as adjusted	$117	$195	$145	0.63	1.04	0.77

Net income attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income attributable to Alcoa Corporation – as adjusted.

(1)	Discrete tax items include the following:
•	for the quarter ended March 31, 2017, a net benefit for several small items;
•	for the quarter ended December 31, 2017, a charge for a valuation allowance related to certain non-U.S. deferred income tax assets ($60), a charge for the remeasurement of certain non-U.S. deferred income tax assets due to a tax rate change ($16), a charge for the remeasurement of U.S. deferred income tax assets and liabilities at the new corporate income tax rate of 21% (from 35%) under the 2017 Tax Cuts and Jobs Act signed into law on December 22, 2017 ($22), and a net benefit for several other items ($16); and
•	for the quarter ended March 31, 2018, a net benefit for several small items.

(2)	Other special items include the following:
•	for the quarter ended March 31, 2017, a gain on the sale of the Yadkin Hydroelectric Project in the United States ($120) and a net favorable change in certain mark-to-market energy derivative instruments ($4);
•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a favorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($13), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($6), preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4), an additional gain on the sale of the Yadkin Hydroelectric Project in the United States ($2), and a net unfavorable change in certain mark-to-market energy derivative instruments ($1); and
•	for the quarter ended March 31, 2018, a net favorable change in certain mark-to-market energy derivative instruments ($17), costs related to the partial restart of the Warrick (Indiana) smelter ($16), an unfavorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($15), costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3), and an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($1).

(3)	The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)	In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•	for the quarter ended March 31, 2017, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 186,303,547;
•	for the quarter ended December 31, 2017, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,027,654; and
•	for the quarter ended March 31, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,494,931.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	March 31, 2017	December 31, 2017	March 31, 2018

Net income (loss) attributable to Alcoa Corporation	$225	$(196)	$150

Add:
Net income attributable to noncontrolling interest	83	140	124
Provision for income taxes	110	272	138
Other (income) expenses, net(1)	(79)	30	21
Interest expense	26	27	26
Restructuring and other charges	10	297	(19)
Provision for depreciation, depletion, and amortization	179	187	194

Adjusted EBITDA(1)	$554	$757	$634

Special items(2)	–	39	19

Adjusted EBITDA, excluding special items(1)	$554	$796	$653
Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	On January 1, 2018, Alcoa Corporation adopted changes issued by the Financial Accounting Standards Board to the presentation of net periodic benefit cost related to pension and other postretirement benefit plans. These changes require the non-service cost components of net periodic benefit cost to be reported separately from the service cost component in an entity’s income statement. Additionally, these changes are required to be applied retrospectively. Accordingly, previously reported amounts for Cost of goods sold, Selling, general administrative, and other expenses, and Other expenses (income), net on Alcoa Corporation’s Statement of Consolidated Operations have been recast to reflect these changes. As a result, for the quarters ended March 31, 2017 and December 31, 2017, Other (income) expenses, net changed by $21. Moreover, previously reported amounts for Adjusted EBITDA and Adjusted EBITDA, excluding special items have been updated to reflect these changes. See footnote 1 to the Statement of Consolidated Operations for additional information.

(2)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
•	for the quarter ended December 31, 2017, costs related to the partial restart of the Warrick (Indiana) smelter ($29), a write-down of inventory related to the permanent closure of the Rockdale (Texas) smelter ($6), and preparation and contingency costs for a potential work stoppage (lockout commenced on January 11, 2018) at a non-U.S. smelter ($4); and
•	for the quarter ended March 31, 2018, costs related to the partial restart of the Warrick (Indiana) smelter ($16) and costs, primarily contractor services, related to a work stoppage at a non-U.S. smelter ($3).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	March 31, 2017	December 31, 2017	March 31, 2018

Cash from operations	$74	$455	$55

Capital expenditures	(71)	(150)	(74)

Free cash flow	$3	$305	$(19)
Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31, 2017	March 31, 2018

Short-term borrowings	$8	$–
Long-term debt due within one year	16	15
Long-term debt, less amount due within one year	1,388	1,445
Total debt	$1,412	$1,460

Less: Cash and cash equivalents	1,358	1,196

Net debt	$54	$264
Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

CONTACT:
Alcoa Corporation
Investor Contact:
James Dwyer, +1 412-992-5450
James.Dwyer@alcoa.com
or
Media Contact:
Monica Orbe, +1 412-315-2896
Monica.Orbe@alcoa.com